Exhibit 99.1

RealPage Closes Acquisition of LeaseLabs

RICHARDSON, Texas--(BUSINESS WIRE)--September 10, 2018--RealPage, Inc. (NASDAQ:RP), a leading global provider of software and data analytics to the real estate industry, today announced the closing of the previously announced LeaseLabs acquisition.

“We are excited to welcome the LeaseLabs team and to combine the unique strengths of both platforms,” said Jon Pastor, SVP Consumer Solutions. “RealPage combined with LeaseLabs creates a powerful marketing platform that will allow owners and operators to ‘Go Direct’ with their advertising and marketing spend, thereby increasing the number of qualified leads, accentuating their brand and reducing overall marketing costs.”

About RealPage

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,400 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements relating to the expected benefits of the LeaseLabs acquisition to current and future customers, including regarding increasing the number of qualified leads, accentuating their brand and reducing overall marketing costs for such current and future customers. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage’s failure to integrate LeaseLabs or other acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage or its competitors (including products acquired through LeaseLabs or through other acquisitions); (g) changes in RealPage’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Annual Report on Form 10-K filed with the SEC on March 1, 2018 and its Quarterly Report filed with the SEC on August 6, 2018. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

CONTACT:
RealPage, Inc.
Rhett Butler, 972-820-3773
Investor Relations
rhett.butler@realpage.com